ARTICLES OF AMENDMENT

THE DREYFUS/LAUREL FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by redesignating Dreyfus AMT-Free Municipal Reserves, a series of the Corporation, as General AMT-Free Municipal Money Market Fund and the issued and unissued Class R shares and Class B shares of Dreyfus AMT-Free Municipal Reserves Class R shares and Class B shares of General AMT-Free Municipal Money Market Fund.

SECOND:  The charter of the Corporation is hereby further amended by redesignating the issued and unissued Investor Class shares of General AMT-Free Municipal Money Market Fund (formerly Dreyfus AMT-Free Municipal Reserves) as Class A shares of General AMT-Free Municipal Money Market Fund.

THIRD:  The charter of the Corporation is hereby further amended by redesignating the issued and unissued BASIC Class shares of General AMT-Free Municipal Money Market Fund (formerly Dreyfus AMT-Free Municipal Reserves) as Dreyfus Class shares of General AMT-Free Municipal Money Market Fund.

FOURTH:  The charter of the Corporation is hereby amended by redesignating Dreyfus U.S. Treasury Reserves, a series of the Corporation, as General Treasury and Agency Money Market Fund and the issued and unissued Class R shares of Dreyfus U.S. Treasury Reserves as Class R shares of General Treasury and Agency Money Market Fund.

FIFTH:  The charter of the Corporation is hereby further amended by redesignating the issued and unissued Investor Class shares of General Treasury and Agency Money Market Fund (formerly Dreyfus U.S. Treasury Reserves) as Class A shares of General Treasury and Agency Money Market Fund.

SIXTH:  The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

SEVENTH:  These Articles of Amendment to the charter of the Corporation shall become effective at 9:01 a.m. on September 1, 2015.

IN WITNESS WHEREOF, The Dreyfus/Laurel Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

THE DREYFUS/LAUREL FUNDS, INC.

By:
James Bitetto
Vice President

WITNESS:

________________________________
Jeff Prusnofsky
Assistant Secretary